Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Resonant Inc. of our report dated March 24, 2016 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Resonant Inc. for the year ended December 31, 2015.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Sherman Oaks, California
June 7, 2016